Exhibit 10.1

Invesco Ltd.
Two Peachtree Pointe
1555 Peachtree Street, N.E.
Atlanta, GA 30309
Telephone +1 404 479 1095
www.invesco.com

February 28, 2023

Martin L. Flanagan

Dear Marty:

This letter agreement (the “Agreement”) is to confirm your future role for Invesco Ltd. and its subsidiaries (collectively, the “Company”) and your future retirement from the Company.

You and the Company have agreed upon the following:

1.Your role as President and Chief Executive Officer of the Company will conclude on June 30, 2023 (your “Transition Date”). You will also resign from the Board of Directors of the Company on your Transition Date.
2.You will remain an employee of the Company until December 31, 2023 (your “Retirement Date”). Commencing on your Retirement Date and concluding December 31, 2024, you will become a consultant to the Company pursuant to the consulting agreement attached hereto as Exhibit A (the “Consulting Agreement”).
3.Commencing upon your Transition Date and until December 31, 2024, you will
(a)be the “Chairman Emeritus” of the Company; and
(b)provide advice and guidance to the Company’s CEO and, as requested by the CEO or his designees, work with key partners globally and help to ensure a smooth leadership transition, and perform such other duties as requested by the CEO.
4.As compensation for the services described in Paragraph 3 and in respect of your retirement, you will
(a)receive your current base salary until your Retirement Date and, as set forth in Paragraph 10 hereof, the ability to participate in health and welfare benefits plans and programs. The salary payments are in lieu of any form of notice you or the Company is required to give and each of you and the Company waive any such provision;

(b)receive pro-rated cash incentive compensation of $6,980,000 for the period of January 1, 2023 to your Transition Date, which will be paid in February 2024 in accordance with the Company’s annual incentive compensation payment cycle;
(c)in respect of your equity awards scheduled to vest on February 28, 2023, receive (i) full vesting of your time-based equity awards, and (ii) vesting in accordance with the results of the performance criteria for your performance-based equity awards;
(d)receive as of July 15, 2024 accelerated vesting of all of your remaining unvested equity awards (including the equity awards otherwise scheduled to vest February 28, 2024), with vesting of all remaining performance-based awards being at 100% of the performance criteria;
(e)from your Transition Date until December 31, 2024, be provided with (i) an executive-level office and administrative assistance at the Company’s headquarters in Atlanta, Georgia, and (ii) Company-related use of the Company’s private aircraft (if not otherwise in use); and
(f)from your Transition Date through your Retirement Date, be provided with personal use of the Company’s private aircraft (if not otherwise in use) with the cost of such personal use being reimbursed by you to the Company.
5.The payments and actions referenced in Paragraph 4 are conditioned upon (i) your execution of the Discretionary Vesting Agreement shortly before your Retirement Date, in the form attached hereto as Exhibit B and (ii) until your Retirement Date, your continued cooperation to ensure a smooth and comprehensive transition of all your duties, responsibilities and outstanding items to the CEO of the Company and other employees of the Company the CEO may designate from time-to-time.
6.The Consulting Agreement will provide that you will receive a fee of $395,000 in respect of the consulting services you will provide during calendar year 2024, which will be paid in monthly installments.
7.You will not receive any severance payments from the Company since you are retiring from the Company.
8.In the event of your death or disability prior to your Retirement Date, the Company will pay promptly after such event all amounts owing under Paragraph 4(a) through 4(d) of this Agreement to your estate as if you had served as an employee with the Company until your Retirement Date.
9.The Company will apply standard tax and other applicable withholdings to the payments made to you pursuant to this Agreement.
10.You and your covered dependents will continue to have the ability to participate in health and welfare benefits plans and programs generally available for US employees until your Retirement Date. For three months post your Retirement Date, you and your covered dependents existing health care benefits coverage for which you are enrolled will continue in effect at your expense. Thereafter, you and your covered dependents will be eligible for COBRA coverage at your expense for 18 months. The Company will work with you on any questions about your benefit arrangements and will identify which benefits will cease on your Retirement Date and which may be portable if you would like to continue these at your expense.
11.By accepting the benefits contained in this Agreement, you and the Company agree that effective on the date of this Agreement, the Second Amended and Restated Master Employment Agreement dated April 1, 2011, between you and Invesco Ltd. is terminated with no further obligations or liabilities on the part of you or the Company.
12.By accepting the benefits contained in this Agreement, you covenant that
(a)during your continued employment with the Company, you will not serve as an officer, director, partner, employee, agent, consultant or independent contractor of any third-party organization (other than charitable organizations and those organizations you are currently associated with) without the prior written consent of the CEO of the Company; and
(b)for a period of twenty-four (24) months from your Retirement Date, you will not serve as an officer, director, partner, employee, agent, consultant or independent contractor of any company listed on Exhibit C to this Agreement without the prior written consent of the CEO of the Company.
13.In the event of any conflict between the terms of this Agreement, the Discretionary Vesting Agreement and the Consulting Agreement, on the one hand, and your equity award agreements, on the other hand, the provisions of this Agreement, the Discretionary Vesting Agreement and the Consulting Agreement, as applicable, shall control.
14.You understand and agree that (i) the failure to fulfill the terms, conditions, covenants and agreements set out herein, in the Discretionary Vesting Agreement, in the Consulting Agreement, and in your equity award agreements or (ii) your failure to abide by the policies of the Company during your continued employment and such failure potentially causing reputational harm to the Company may cause the Company to cease any further payments called for herein, to recover any payments already made herein, and to pursue any claims it deems appropriate.

Please carefully review the terms of your retirement package contained in this Agreement, the Discretionary Vesting Agreement, and the Consulting Agreement. Please sign and return this Agreement to Jennifer Krevitt, Chief Human Resources Officer. As stated above, you will need to sign and return the Discretionary Vesting Agreement and the Consulting Agreement shortly before your Retirement Date.

Sincerely,

/s/ Jennifer Krevitt

Jennifer Krevitt
Senior Managing Director and Chief Human Resources Officer
Invesco Ltd.
I hereby acknowledge that I understand and agree to the terms herein.
Martin L. Flanagan

Signature:    /s/ Martin L. Flanagan

Date:        February 28, 2023

EXHIBIT A
CONSULTING AGREEMENT

    THIS CONSULTING AGREEMENT (the “Agreement”) is entered into as of January 1, 2024 (“Effective Date”) by and between Invesco Ltd., a Bermuda company, with a business address at 1331 Spring Street N.W., Atlanta, Georgia 30309 (“Company” or “Invesco”) and Martin L. Flanagan, an individual resident of Georgia (“Vendor”). NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE I
VENDOR’S SERVICES

Vendor will provide advice and guidance to the Chief Executive Officer of the Company (the “CEO”) and, as requested by the CEO or his designees, work with key partners globally and perform such other duties as requested by the CEO (the “Services”).

ARTICLE II
TERM

The Agreement will commence on the Effective Date and expires on December 31, 2024 (the “Term”).

ARTICLE III
COMPENSATION

3.01    Fee. Company shall pay to Vendor a fee of $32,917.00 per month during the Term (the “Fees”).

    3.02    Reimbursable Expenses. In addition to the Fees described in Section 3.01 above, Company shall reimburse Vendor for the actual costs and expenses he incurs (“Reimbursable Expenses”) that are actually incurred and reasonably required for Vendor to perform the Services.

    3.03    Tax Reporting. Vendor shall be responsible for filing any and all required state or federal income and self-employment tax returns with respect to the compensation paid to Vendor under this Agreement, and for paying such taxes. Vendor acknowledges and agrees that the Company will make no deduction from payments to Vendor for federal or state tax withholdings, social security, unemployment, workers’ compensation or disability insurance.

ARTICLE IV
PROTECTIVE COVENANTS

4.01    Other Activities. During the Term, Vendor agrees that he will not serve as an officer, director, partner, employee, agent, consultant or independent contractor of any third-party organization (other than charitable organizations and those organizations Vendor is currently associated with at the commencement of the Term) without the prior written consent of the CEO of the Company.

4.02    Non-Competition. For a period of twenty-four (24) months after the end of the Term, Vendor agrees that he will not serve as an officer, director, partner, employee, agent, consultant or independent contractor of any company listed on Exhibit A to this Agreement without the prior written consent of the CEO of the Company.

4.03    Nonrecruitment; Nonsolicitation. Vendor agrees that, during the Term and for six (6) months after the end of the Term, he will not, directly or indirectly, individually or in concert with any other person or entity (a) recruit, induce or attempt to recruit or induce any employee of the Company with whom Vendor worked or otherwise had Material Contact (as defined below) during his prior employment with the Company or during the Term to leave the employ of the Company or otherwise lessen that party’s affiliation with the Company, or (b) solicit, divert, take away or attempt to solicit, divert or take away any then-current or proposed client or customer of the Company with whom Vendor had Material Contact during his prior employment with the Company or during the Term for purposes of offering, providing or selling investment management products or services offered by the Company at the date of Vendor’s termination of employment with the Company or during the Term. For purposes of this provision, Vendor had “Material Contact” with an employee if, either during his prior employment with the Company or during the Term, (i) Vendor had a supervisory relationship with the employee, or (ii) Vendor worked or communicated with the employee on a regular basis; and Vendor had “Material Contact” with a current or proposed client or customer if, either during his prior employment with the Company or during the Term, (iii) Vendor had business dealings with the current or proposed client or customer on behalf of the Company, or (iv) Vendor supervised or coordinated the dealings between the Company and the current or proposed client or customer.

ARTICLE V
COMPANY OWNERSHIP AND USE OF WORK FOR HIRE

5.01    Works. All of the results and proceeds of Vendor's Services hereunder including without limitation, all ideas, processes, inventions, technologies, writings, designs, formulas, schedules and reports, and any and all derivatives thereof or any inventions or creations, whether conceived by Vendor alone or in conjunction with others (collectively, “Works”), shall be considered, to the extent applicable, as a work made for hire under the United States Copyright Act of 1976, with Company being deemed the author of the Works. Vendor acknowledges that under the terms of this Agreement, all such Works, all elements thereof (including development of research materials) and all rights related thereto are the sole and exclusive property of Company, its successors and assigns, absolutely, for all copyright terms and renewal terms, throughout the world, and for all uses and purposes whatsoever.

    5.02    Right to Assign. Anything in this Agreement to the contrary notwithstanding, the Works may be used by Company, and its successors and assigns for any purpose, and Company may freely assign and/or transfer the Works to any successor or otherwise.

ARTICLE VI
CONFIDENTIAL INFORMATION AND PUBLICITY

6.01    Confidential Information. Vendor acknowledges that all non-public, confidential, or proprietary information, data, materials, records, notes, drafts, and any other documents or materials disclosed by Company to Vendor, or which come to Vendor’s attention during the course of performing the Services, regardless of whether such information is owned by the Company, Company’s clients, Company’s employees or agents or other third parties who have provided their information to Company, including, without limitation, information gathered or compiled by Vendor (collectively “Confidential Information”), constitute a valuable asset of, a trade secret of and are proprietary to, Company. All Confidential Information is, or shall be, and shall remain the property of Company. Vendor agrees not to: (a) use or disclose, either directly or indirectly, to any third parties for any purpose except to fulfill his obligations hereunder, or (b) commercially exploit any such Confidential Information. This provision shall survive the expiration or termination of this Agreement for as long as the information in question retains its status as Confidential Information. “Confidential Information” shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of the Company. Upon request by Company at any time, Vendor shall (1) promptly return to Company all or any part of the Confidential Information and (2) erase or destroy all or any part of the Confidential Information in Vendor’s possession, in each case to the extent so requested by Company.

6.02    Policies and Procedures of the Company and Applicable Laws. Vendor will comply with all Company policies (including the Company’s Code of Conduct) and procedures governing safety, security and data protection. Vendor shall comply with all federal, state and local statutes, ordinances or codes that may apply to the performance of the Services.

6.03    Breach; Enforceability. Vendor agrees that any breach of any the provisions of this Article VI or of Article IV (collectively, the “Protective Covenants”) will result in irreparable damage and injury to the Company, and that the Company will be entitled to injunctive relief in a court of competent jurisdiction to enforce these provisions without the necessity of posting any bond. Vendor also agree that he will be responsible for all damages incurred by the Company due to any breach of the Protective Covenants, and that the Company will be entitled to have Vendor pay all costs and attorneys’ fees incurred by the Company in enforcing such Protective Covenants. The Company’s rights under this Section 6.03 are in addition to, and not in lieu of, any recoupment obligations that Vendor may owe to the Company under this or any other Agreement with the Company. Vendor acknowledges that the terms and scope of the Protective Covenants are reasonable, and Vendor agrees that he will not, in any proceeding, assert the unreasonableness of the terms or scope of the Protective Covenants or the consideration given for the Protective Covenants. Vendor and the Company agree that, if any portion of the Protective Covenants is deemed to be unenforceable because any of the provisions are deemed too broad, the Protective Covenants can be enforced in part, or an enforceable term can be substituted for an unenforceable term, or this Agreement can otherwise be modified in a manner that will enable the enforcement of the Protective Covenants to the maximum extent permitted under applicable law.

ARTICLE VII
OTHER PROVISIONS

7.01    Assignment. Vendor shall not assign this Agreement without the prior written consent of Company, which consent may be given or withheld in Company’s sole and absolute discretion. Subject to the preceding sentence, this Agreement shall be binding upon the parties, and their successors and assigns.

7.02    Governing Law; Arbitration. This Agreement and any disputes hereunder shall be governed by the laws of the State of Georgia, without giving effect to choice of laws principles. Any and all disputes, claims and controversies between Vendor and the Company arising out of or relating to this Agreement, or the breach thereof, including any breach of the Protective Covenants, will be resolved by binding arbitration before a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association; provided, however, that nothing herein shall preclude Company from seeking temporary, preliminary, or interlocutory injunctive or other equitable relief in a court of competent jurisdiction in connection with Vendor’s breach or threatened breach of any of the Protective Covenants, or preclude any court from making preliminary findings of fact in connection with granting or denying such temporary, preliminary, or interlocutory injunctive relief pending arbitration. The arbitration shall take place in Atlanta, Georgia. The arbitrator shall have no authority to award punitive damages. The award of the arbitrator shall be final and judgment thereon may be entered in any court having jurisdiction.

7.03    Waivers. Failure by either party hereto to require performance or to claim a breach of any provision of this Agreement shall not be construed as a waiver of any right arising out of this Agreement, including the right to require subsequent performance or to contest any subsequent breach.

7.04    Severability. In the event that any portion of this Agreement is in violation of any statute or public policy, then only the portion of this Agreement that violates such statute or public policy shall be stricken. All portions of this Agreement that do not violate such statute or public policy shall continue in full force and effect. Further, any court order striking any portion of this Agreement shall modify the stricken terms to give as much affect as permissible to the written intention of the parties under this Agreement.

7.05    Independent Contractor Relationship. In performing the Services under this Agreement, Vendor performs as an independent contractor and not as an employee or agent of Company or in any capacity other than an independent contractor.

7.06    Entire Agreement. This Agreement (including the exhibit attached hereto) constitutes the entire agreement between the parties pertaining to the subject matter herein. All prior and contemporaneous agreements, representations and understandings of the parties, oral or written, are superseded by and merged into this Agreement. No supplement, modification or amendment to this Agreement shall be binding unless in writing and executed by both parties hereto. Anything in this Agreement to the contrary notwithstanding, nothing in this Agreement shall impact the Retirement Agreement between Vendor and the Company or the Discretionary Vesting Agreement between Vendor and the Company, both of which shall remain in full force and effect in accordance with their terms.

7.07    Survival of Obligations. The respective obligations of Vendor and Company under this Agreement which by their nature would continue beyond the termination, cancellation or expiration of the Agreement shall survive termination, cancellation or expiration.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

Invesco Ltd.:                        Martin L. Flanagan:

By: __________________________            ________________________________

Name: ________________________

Title: _________________________            Date: ___________________________

Date: _________________________

EXHIBIT B
Invesco Ltd.
Forfeiture Appeal Policy
Discretionary Vesting Agreement

This Discretionary Vesting Agreement (“Agreement”) is entered into between Martin L. Flanagan (“you”) and the Company. For purposes of this Agreement, the term “Company” means Invesco Ltd., its subsidiaries and its and their respective successors and assigns, as applicable. Capitalized terms used in this Agreement that are not otherwise defined herein will have the meanings given to them in the Invesco Ltd. Forfeiture Appeal Policy (the “Forfeiture Appeal Policy”).

Under the terms and conditions of the Plan(s) and your Award Agreement(s), all of the unvested Awards previously granted to you will be forfeited upon your Termination of Service. Pursuant to the Forfeiture Appeal Policy, however, the Committee, in its sole discretion, has determined that your Awards will be treated as described in Section 1 of this Agreement in consideration of the release set forth in Section 4 of this Agreement (the “Release”) and if, and only if, you agree to and comply with (i) the nondisclosure, nonrecruitment, nonsolicitation and nondisparagement provisions set forth in Section 2 of this Agreement, (ii) the covenants set forth in Paragraph 12 of your retirement letter dated February 28, 2023, and (iii) the covenants set forth in Paragraphs 4.02 and 4.03 of your consulting agreement to be effective January 1, 2024 (collectively, the “Post-Termination Provisions”). By signing this Agreement, you acknowledge that the Company has no preexisting obligation, contractual or otherwise, to treat your Awards as set forth in Section 1 of this Agreement and that the Company will treat your Awards as set forth in Section 1 of this Agreement only if you agree to the Release and you agree to comply with each and all of the Post-Termination Provisions.

The Company advises you to consult with an attorney prior to signing this Agreement. You have 21 days to consider whether to sign this Agreement (the “Consideration Period”). You must sign, date and return this Agreement to Pam Anthony via email to pamela.anthony@invesco.com within the Consideration Period. If you sign and return this Agreement before the end of the Consideration Period, it is because you freely chose to do so after carefully considering its terms. If you fail to sign, date and return this Agreement within the Consideration Period, the Company will have no obligation to make any payments to you under this Agreement.

Additionally, you shall have seven days from the date of the signing of this Agreement to revoke this Agreement by delivering a written notice of revocation within the seven-day revocation period to Pam Anthony. This Agreement will become effective on the eighth day after you sign this Agreement provided you do not revoke this Agreement.

1.    Treatment of Awards. Provided that you agree to the Release and comply with each and all of the Post-Termination Provisions, the Company will treat your Awards that would otherwise be forfeited upon your Termination of Service as follows:

Date of Grant	Plan Name	Unvested Awards Appealed	Determination of Committee

2/28/2019 2/28/2020 2/28/2021 2/28/2022	2016 GEIP	[.] shares
Accelerate all unvested Awards as of
July 15, 2024; awards to be settled in Invesco common shares

With respect to the performance-based Awards, as of retirement (i) such Awards to be converted to time-based awards at target, and (ii) accrued dividends to be paid at time of vesting. Following retirement, converted time-based Awards will be eligible for dividends on a current basis

Except as otherwise provided in this Agreement, your Awards will remain subject to all of the terms and conditions of the Plan(s) and Awards Agreement(s) under which they were granted. If you violate any of the Post-Termination Provisions, as determined by the Committee in its sole and absolute discretion, all of your unvested Awards will be immediately forfeited and the Company will have the rights of enforcement set forth in Section 3 of this Agreement.

2.    Post-Termination Provisions. To induce the Company to treat your Awards as described in Section 1 of this Agreement, you agree to comply completely with each and all of the following provisions of this Section 2.

2.1. Nondisclosure. You agree that, at any time after your Termination of Service, you will not directly or indirectly use for yourself or any other business or disclose to any person any Confidential Information (as defined below) or Trade Secrets (as defined below) without the prior written consent of an executive officer of Invesco Ltd. “Trade Secret” means information with respect to the Company that is defined as a trade secret by applicable law and shall, to the extent allowed by law, be deemed to include all non-public or private customer information – including without limitation all information pertaining to customer identity, customer account numbers and/or assets in customer accounts. “Confidential Information” means all non-public or private information regarding the Company or its business or customers that is not recognized as a Trade Secret under applicable law. You also agree that the nature and terms of this Agreement are strictly confidential and you shall not disclose them at any time to any person other than your lawyer or accountant, a governmental agency, or your immediate family without the prior written consent of an executive officer of Invesco Ltd., except as necessary in any legal proceedings directly related to the provisions and terms of this Agreement, to prepare and file income tax forms, or as required by court order after reasonable notice to the Company.
Nothing in this Agreement shall prohibit you from reporting possible violations of federal law or regulation to any governmental agency, including but not limited to the Securities and Exchange Commission, the Department of Labor or the Department of Justice, or from making disclosures that are otherwise protected under the whistleblower provisions of federal law or regulation.
2.2. Nonrecruitment; Nonsolicitation. You agree that, for a period beginning on the date that you sign this Agreement and ending on June 30, 2024, you will not directly or indirectly, individually or in concert with any other person or entity (i) recruit, induce or attempt to recruit or induce any employee of the Company with whom you worked or otherwise had Material Contact (as defined below) during your employment to leave the employ of the Company or otherwise lessen that party’s affiliation with the

Company, or (ii) solicit, divert, take away or attempt to solicit, divert or take away any then-current or proposed client or customer of the Company with whom you had Material Contact during your employment for purposes of offering, providing or selling investment management products or services offered by the Company at the date of your Termination of Service that were offered, provided and/or sold by you on the Company’s behalf. For purposes of this provision, you had “Material Contact” with an employee if (i) you had a supervisory relationship with the employee or (ii) you worked or communicated with the employee on a regular basis; and you had “Material Contact” with a current or proposed client or customer if (i) you had business dealings with the current or proposed client or customer on behalf of the Company or (ii) you supervised or coordinated the dealings between the Company and the current or proposed client or customer.
2.3 Nondisparagement. You agree that, at any time after your Termination of Service, you will not directly or indirectly make any Unauthorized Comments. For purposes of this Section, the term “Unauthorized Comments” means any negative, derogatory or disparaging comment, whether written, oral or in electronic format, to any reporter, author, producer or similar person or entity or to any general public media in any format (including books, articles or writings of any kind, as well as film, videotape, audio tape, computer/Internet format or other medium, including social media outlets and platforms) that concerns directly or indirectly the Company, its business or operations or any of its current or former agents, employees, officers, directors, customers or clients.
3.    Enforceability of Post-Termination Provisions. You acknowledge that the Company has agreed to treat your Awards as described in Section 1 of this Agreement in exchange for your compliance with the Post-Termination Provisions. You further acknowledge that the terms and scope of the Post-Termination Provisions are reasonable, and you agree that you will not, in any proceeding, assert the unreasonableness of the terms or scope of the Post-Termination Provisions or the consideration given for the Post-Termination Provisions. You and the Company agree that, if any portion of the Post-Termination Provisions is deemed to be unenforceable because any of the provisions are deemed too broad, the Post-Termination Provisions can be enforced in part, or an enforceable term can be substituted for an unenforceable term, or this Agreement can otherwise be modified in a manner that will enable the enforcement of the Post-Termination Provisions to the maximum extent permitted under applicable law.
3.1 If the Committee determines that you have failed to comply with any of the Post-Termination provisions, you will immediately forfeit all Awards granted to you that are unvested at that time. In addition, you agree that any breach of the Post-Termination Provisions will result in irreparable damage and injury to the Company and that the Company will be entitled to injunctive relief to enforce these provisions without the necessity of posting any bond. You also agree that you will be responsible for all damages incurred by the Company due to any breach of the Post-Termination Provisions of this Agreement and that the Company will be entitled to have you pay all costs and attorneys’ fees incurred by the Company in enforcing such Post-Termination Provisions. The Company’s rights under this Section 3.1 are in addition to, and not in lieu of, the recoupment obligations described in Section 3.2 of this Agreement.

3.2 You acknowledge that the Company will pay you the amounts described in Section 1 of this Agreement in exchange for your agreement to and compliance with the Post-Termination Provisions. Accordingly, you agree that if the Committee determines that you have violated the terms of the Post-Termination Provisions in any respect whatsoever, you will return to the Company the amounts you received pursuant to Section 1 of this Agreement, before federal, state, and local tax withholding. Repayments pursuant to this Section 3.2 shall be made within sixty (60) days after written demand for repayment is made by the Company. You agree that if you fail to repay the amounts described in Section 1, the Company may bring an action against you pursuant to Section 7 of this Agreement to enforce this Section 3.2 and that you will pay all costs, including arbitration and attorney’s fees, incurred by the Company in enforcing this Section 3.2. The repayment obligations described in this Section 3.2 are in addition to, and not in lieu of, the Company’s rights under Section 3.1 of this Agreement.

4.     Full and Final Release. To induce the Company to make the payment described in Section 1 of this Agreement, you, for yourself personally and your heirs, executors, administrators, successors and assigns, fully, finally and forever releases and discharges the Company and its affiliates, as well as their respective successors, assigns, officers, owners, directors, agents, representatives, attorneys, and employees (all of whom are referred to throughout this Agreement as the “Released Parties”), of and from all claims, demands, actions, causes of action, suits, damages, losses, and expenses, of any and every nature whatsoever, as a result of actions or omissions occurring through the date you sign this Agreement. Specifically included in this waiver and release are, among other things, any and all claims of alleged employment discrimination prohibited by Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age

Discrimination in Employment Act, the Older Worker Benefit Protection Act, or any other federal, state or local statute, rule, ordinance, or regulation, as well as any claims under common law for tort, contract, or wrongful discharge.

5.    Exceptions to the Release. The above release does not waive claims (i) for unemployment or workers’ compensation, (ii) for vested rights under ERISA-covered employee benefit plans as applicable on the date you sign this Agreement, (iii) that may arise after you sign this Agreement, and (iv) that cannot be released by private agreement.

6.    Relationship to Other Agreements. The Post-Termination Provisions of this Agreement are in addition to, and not in lieu of, the provisions set forth in your consulting agreement and any other agreements of the same or similar subject matter that you may have with the Company, including any severance agreements or Award Agreements (“Other Agreements”). The terms of all Other Agreements remain in full force and effect, as provided therein, and the Post-Termination Provisions are not intended to supersede or be merged with or be limited by the terms of any Other Agreement. As a matter of clarification and for the avoidance of doubt, your Second Amended and Restated Master Employment Agreement dated April 1, 2011 is not considered an Other Agreement since it was terminated when your retirement agreement was entered into on February 28, 2023, with no further obligations or liabilities on your part.

7.    Arbitration and Venue. Any and all disputes, claims and controversies between you and the Company arising out of or relating to this Agreement, or the breach thereof, including any breach of the Post-Termination Provisions, will be resolved by binding arbitration before a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall take place in Atlanta, Georgia. The arbitrator shall have no authority to award punitive damages. The award of the arbitrator shall be final and judgment thereon may be entered in any court having jurisdiction.

8.    Code Section 409A. It is the intention of the Company that the amounts payable under this Agreement either (i) will comply in all respects with the requirements of Section 409A of the Code to avoid the imposition of any tax or interest or the inclusion of any amount in income thereunder or (ii) will be exempt from the requirements of Section 409A of the Code, and the terms of this Agreement will be interpreted, administered and deemed amended, if applicable, in a manner consistent with this intention. Notwithstanding the foregoing, the Company will not be liable for any taxes, penalties or interest imposed with respect to any amounts paid or payable under this Agreement or any Award, including any taxes, penalties or interest imposed under or as a result of Section 409A of the Code.

9.    Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Georgia, without reference to any jurisdiction’s choice of law principles.

This Agreement is entered into and shall become effective as of the date that it is signed by you and a representative of the Company.

____________________________________        ________________________________
Martin L. Flanagan                    Date

Invesco Ltd.

____________________________________        ________________________________
By: Jennifer Krevitt                    Date
Senior Managing Director and
Chief Human Resources Officer